Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the NuVasive, Inc. 2014 Equity Incentive Plan of our reports dated March 3, 2014 with respect to the consolidated financial statements and schedule of NuVasive, Inc. and the effectiveness of internal control over financial reporting of NuVasive, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

May 21, 2014